ADVISORS SERIES TRUST

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 29th day of June 2006 by and between ADVISORS SERIES TRUST (the “Trust”), a Delaware statutory trust and SINCERE INVESTMENT MANAGEMENT, LLC (the “Manager”), a [Delaware] limited liability company.

WITNESSETH:

WHEREAS, the Manager and its affiliates are engaged in the business of creating and marketing mutual funds; and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, Sincere Advisor Small Cap Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Fund has retained the Manager to render certain investment management services to the Fund pursuant to this Investment Management Agreement (the “Agreement”); and

WHEREAS, the Trust, on behalf of the Fund, and the Manager have retained James Investment Research, Inc. (the “Sub-Adviser”) to render portfolio management services to the Fund pursuant to an Investment Sub-Advisory Agreement dated as of June 28, 2006 (the “Sub-Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

1.	IN GENERAL

The Manager agrees, all as more fully set forth herein, to act as the investment manager to the Fund with respect to the creation and management of the Fund and to oversee the portfolio management services to be rendered by the Sub-Adviser including, the purchase and sale of securities held in the portfolio of the Fund.

2.	DUTIES AND OBLIGATIONS OF THE MANAGER

(a)  Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Manager shall act as investment manager to the Fund and shall:

(i)  Manage and oversee sub-advisory services to be rendered by the Sub-Adviser to the Fund;

(ii)  Maintain the books and records required to be maintained by the Fund under the Investment Company Act of 1940, as amended (the “1940 Act”) and other applicable law, except to the extent arrangements have been made for such books and records to be maintained by the Sub-Adviser, administrator or another agent of the Fund;

(iii)  Provide the Trust with timely assistance in determining the value of any security in the Fund that requires fair value pricing, and may rely on advice and information regarding pricing received from the Sub-Adviser.

(iv)  Cause the Sub-Adviser to furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets which the Fund’s administrator or distributor or the officers of the Trust may reasonably request;

(v)  Render to the Trust’s Board of Trustees such periodic and special reports with respect to the Fund’s marketing activities as the Board may reasonably request and cause the Sub-Adviser to render to the Trust’s Board of Trustees such periodic and special reports with respect to the Fund’s investment activities as the Board reasonably requests;

(vi)  To the extent reasonably requested by the Trust, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act, including, without limitation, providing the Chief Compliance Officer of the Trust with (a) current copies of the compliance policies and procedures of the Manager in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Manager to the effect that the policies and procedures of the Manager are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); and

(vii)  Except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades).

(b)  Nothing in this Agreement shall prevent the Manager or any affiliated person (as defined in the 1940 Act) of the Manager from serving as manager for any other person, firm or corporation and shall not in any way limit or restrict the Manager or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Manager expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

(c)  The Manager shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Manager shall not be liable for any loss sustained by reason of its actions taken in good faith. Nothing herein contained shall, however, be construed to protect the Manager against any liability to the Trust or its security holders by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(i)  It is agreed that the Manager shall have no responsibility or liability for the accuracy or completeness of the Trust’s Registration Statement under the 1940 Act or the Securities Act of 1933, as amended, except for information supplied by the Manager or Sub-Advisor for inclusion therein, provided however, the Manager may rely on information provided by the Sub-Advisor.

(d)  The Trust may indemnify the Manager to the full extent permitted by the Trust’s Declaration of Trust and by law; provided, however, that nothing herein shall be construed to protect the Manager against any liability to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(e)  The Fund may use the name the “Sincere Advisor Small Cap Fund” or any name derived from or using the name “Sincere” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. At such time as such an agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with the Manager.

(f)  The Manager shall have full authority to retain the Sub-Adviser or a replacement investment sub-adviser to provide certain investment advisory services to the Fund, and the Manager may delegate certain of its duties hereunder to the Sub-Adviser and pay the Sub-Adviser a portion of the compensation received by the Manager hereunder; provided, however, that the Manager shall remain fully liable for all of its obligations under this Agreement.

3.	ALLOCATION OF EXPENSES

The Manager agrees that it will furnish the Trust, at the Manager’s expense, with office space and facilities, equipment and clerical personnel necessary for carrying out its duties under this Agreement. The Manager will also pay (a) all compensation of any Trustees, officers and employees of the Trust who are affiliated persons of the Manager, (b) the costs of any special Board of Trustees meetings or shareholders meetings convened for the primary benefit of the Manager, including the costs of any proxy solicitation in connection therewith, and (c) the costs of liquidating or reorganizing the Fund (unless such costs are otherwise allocated by the Board of Trustees). All operating costs and expenses relating to the Fund not expressly assumed by the Manager under this Agreement shall be paid by the Trust from the assets of the Fund, including, but not limited to (i) interest and taxes; (ii) brokerage commissions, (iii) insurance premiums; (iv) compensation and expenses of the Trust’s Trustees other than those affiliated with the Manager or the Sub-Adviser; (v) legal and audit expenses; (vi) fees and expenses of the Trust’s custodian, shareholder servicing or transfer agent and accounting services agent; (vii) expenses incident to the issuance of the Fund’s shares, including issuance on the payment of, or reinvestment of, dividends; (viii) fees and expenses incident to the registration under Federal or state securities laws of the Trust or the shares of the Fund; (ix) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust; (x) all other expenses incidental to holding meetings of the Trust’s shareholders; (xi) dues or assessments of or contributions to the Investment Company Institute or any successor; (xii) such non-recurring expenses as may arise, including litigation affecting the trust and the legal obligations which the Trust may have to indemnify its office and Trustees with respect thereto; and (xiii) all expenses which the Trust or the Fund agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a Fund pursuant to Rule 12b-1 under the 1940 Act.

4.	COMPENSATION OF THE MANAGER

(a)  The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for all services rendered by the Manager hereunder, an annual management fee, payable monthly and computed on the value of the net assets of the Fund as of the close of business each business day at the annual rate of 0.75% of such net asset value for the $1 billion in assets and at the annual rate of 0.65% of such net asset value in excess of $1 billion. This fee is for the Manager’s services exclusive of any distribution and marketing services which, to the extent any such distribution and marketing services are paid for by Fund assets, shall by paid pursuant to a separate distribution plan complying with Rule 12b-1 under the 1940 Act.

(b)  The Manager may voluntarily or contractually reduce any portion of the compensation or reimbursement of expenses due to it under this Agreement, or may voluntarily or contractually agree to make payments to limit or absorb the expenses that are the responsibility of the Fund. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments.

Any such reductions made by the Manager in its fees or payment of expenses that are the Fund’s obligation are subject to reimbursement by the Fund to the Manager, if so requested by the Manager, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on Fund expenses, if any. Under the expense limitation agreement, the Manager may recoup such reductions or payments made in any fiscal year of the Fund over the following three fiscal years, subject to the Board of Trustees’ review and approval at time of reimbursement, provided that such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

5.	DURATION AND TERMINATION

(a)  This Agreement shall go into effect on the date hereof and shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the date hereof and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a “majority” (as so defined) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

(b)  This Agreement may be terminated by the Manager at any time without penalty upon giving the Trust sixty (60) days’ written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty by giving the Manager sixty (60) days’ written notice (which notice may be waived by the Manager), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a majority (as defined in the 1940 Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

6.	AGREEMENT BINDING ONLY ON FUND PROPERTY

The Manager understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust’s property. The Manager represents that it has notice of the provisions of the Trust’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.

7.	CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS

Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In this connection, the Manager acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

8.	REPORTS AND ACCESS

The Manager agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Trustees.

9.	NONPUBLIC PERSONAL INFORMATION

Notwithstanding any provision herein to the contrary, the Manager agrees on behalf of itself and their managers, members, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Manager. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Manager may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

10.	ANTI-MONEY LAUNDERING COMPLIANCE

The Manager acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Manager agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Manager, now and in the future. The Manager further agrees to provide to the Trust and/or the administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Manager to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

11.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Manager acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Manager agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Manager agrees to inform the Trust of any material development related to the Fund that the Manager reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

12.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

MANAGER:	Sincere Investment Management, LLC P.O. Box 5920 Holliston, MA 01746 Attn: Richard Sincere

FUND:	Advisors Series Trust On behalf of Sincere Advisor Small Cap Fund 615 East Michigan Street Milwaukee, WI 53202 Attn: Secretary

13.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

14.	CAPTIONS.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

15.	GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

ADVISORS SERIES TRUST On behalf of Sincere Advisor Small Cap Fund By: /s/ Douglas G. Hess Title: Treasurer

SINCERE INVESTMENT MANAGEMENT, LLC By: /s/ Richard Sincere Title: President